Item 99.01

Hampshire International Business Park Chineham Basingstoke Hampshire RG24 8EP United Kingdom Tel +44 (0)1256 894000 Fax +44 (0)1256 894708 www.shire.com
Press Release

12.00 pm GMT 7.00 am EST

Following a good start to the year Shire reaffirms full year 2008 financial guidance

Basingstoke, UK and Philadelphia, US – April 25, 2008 – Shire plc (LSE: SHP, NASDAQ: SHPGY) the global specialty biopharmaceutical company announces results for the three months to March 31, 2008.

Q1 2008 Financial Highlights

•	Product sales up 37% to $632m

•	New product sales(1) $216m, 34% of product sales (2007: 13%)

•	Total revenues up 33% to $702m

•	US GAAP Operating income up 15% to $163m

•	Non GAAP Operating income up 23% to $192m

•	US GAAP Earnings per ADS up 7% to $0.68

•	Non GAAP Earnings per ADS up 5% to $0.74

(1) New product sales include DAYTRANA, DYNEPO, ELAPRASE, FOSRENOL, LIALDA/MEZAVANT and VYVANSE

Matthew Emmens, Chief Executive Officer, commented:

“It’s been a good start to the year with sales growth from new and established products achieving our expectations. Total revenues for the first quarter were up 33% on the same period last year with new product launches significantly contributing to this growth.

The VYVANSE launch continues to progress well; by April 11, the product had achieved a 6.9% share of the US ADHD market.  On April 23, Shire announced that the FDA had approved the adult indication for VYVANSE, making it the first and only once-daily prodrug stimulant approved to treat adults with ADHD.  We are well advanced with our pre-launch planning and expect to launch VYVANSE in the adult market around the middle of the year.  The adult indication together with further clinical data should enable us to capture additional market share growth; we remain confident about the future of this medication.

On April 24, we announced the acquisition from Zymenex A/S of the global rights to the clinical candidate arylsulfatase-A, currently known as METAZYM, being investigated for the treatment of Metachromatic Leukodystrophy.  This acquisition complements Shire’s existing expertise in enzyme replacement therapies for the treatment of lysosomal storage disorders and further strengthens our clinical pipeline. This Phase 1-2 product will reinforce our strategic position in orphan indication and will potentially allow us to bring an MLD treatment to patients two years earlier than anticipated.

At the end of March, we announced a co-promotion agreement with TAP Pharmaceutical Products Inc. for LIALDA, adding more than 500 additional sales representatives from TAP to increase the reach and frequency of our sales calls. Shire’s GI team has made LIALDA the fastest growing brand of mesalamine and with the TAP collaboration we will be able to reach more GI specialists as well as primary care providers.

We are reaffirming our previous financial guidance for 2008 and continue to expect positive revenue growth through 2010.”

Registered in England 5492592 Registered Office as above	1

Product Highlights

VYVANSETM – Attention Deficit and Hyperactivity Disorder (“ADHD”)

•
By April 11, 2008 VYVANSE had achieved a US ADHD market share of 6.9% based on weekly prescription volumes, up from 5.2% as at December 31, 2007. In February 2008, VYVANSE achieved its one millionth prescription.

•	By April 1, 2008 Shire had agreements with seven of its top ten managed care orgainzations for VYVANSE.

•	Sales for the three months to March 31, 2008 were $54.4 million (2007: $nil).

•
With the addition of VYVANSE, Shire’s average share of the US ADHD market for the three months to March 31, 2008 was 31.8% (2007: 28.5%).  Shire has the leading portfolio of products in the US ADHD market.

DAYTRANATM – ADHD

•	Sales for the three months to March 31, 2008 were $20.3 million (2007: $11.9 million).

•
On January 9, 2008, the US Food and Drug Administration (“FDA”) issued a Warning Letter to Noven Pharmaceuticals Inc. (“Noven”), which primarily related to Noven’s manufacture of DAYTRANA. Further regulatory action could result if the FDA’s concerns are not satisfied fully.  Noven submitted a response to the FDA on January 30, 2008.  While the FDA responded on March 14, 2008, indicating that Noven’s responses appear to be satisfactory, the FDA also noted that it will continue its review of Noven’s response.  It is expected that the FDA will perform a follow-up inspection of Noven’s manufacturing plant to ensure compliance.

LIALDATM/MEZAVANT® – Ulcerative Colitis

•	By April 11, 2008 LIALDA had achieved a 9.8% share of the US oral mesalamine market based on weekly prescription volumes, up from 8.0% at December 31, 2007.

•	Sales for the three months to March 31, 2008 were $27.2 million (2007: $nil).

•
On March 26, 2008 Shire entered a co-promotion agreement with TAP Pharmaceutical Products Inc. (“TAP”) for LIALDA. The three year agreement will add more than 500 additional sales representatives from TAP to increase the reach and frequency of sales calls and will cover an additional 22,000 doctors.

•	Shire’s share of the US oral mesalamine market from LIALDA and PENTASA combined increased to 26.1% for the three months to March 31, 2008 (2007: 17.8%).

•	The product was launched as MEZAVANT in Canada and Germany this quarter. On April 1, 2008 the product was launched in Ireland as MEZAVANT XL. Further launches in the EU are planned in 2008.

FOSRENOL® – Hyperphosphatemia

•
Sales for the three months to March 31, 2008 were up 59% to $36.2 million (2007: $22.8 million).  Following the launch of the product in Spain and Hong Kong during this quarter, FOSRENOL is now available in 25 countries.

ELAPRASE® – Hunter syndrome

•
During the three months to March 31, 2008 ELAPRASE was approved for commercial sale in Russia and Mexico. ELAPRASE was also approved for commercial sale in South Korea and Australia, where sales and distribution will be managed by Genzyme Corporation.

•	ELAPRASE is now approved in 39 countries worldwide and sales for the three months to March 31, 2008 were $71.5 million (2007: $26.6 million).

REPLAGAL® – Fabry disease

•	REPLAGAL is now approved in 41 countries and sales for the three months to March 31, 2008 were up 31% to $42.5 million (2007: $32.5 million).

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Pipeline Highlights

VYVANSETM – ADHD

•	In March 2008 the Canadian new drug submission was accepted for filing for the treatment of ADHD in children.

•	Shire plans to submit the regulatory filing for VYVANSE in Europe for the treatment of ADHD in children aged six to twelve in 2010.

JUVISTA® - Improvement of scar appearance

•
In August 2007 Shire acquired the exclusive rights to develop and commercialize JUVISTA worldwide (with the exception of EU member states) from Renovo Limited (“Renovo”).  JUVISTA, being investigated for the reduction of scarring in connection with surgery, is in Phase 2 development.

•
Nine Phase 2 efficacy trials for JUVISTA have now been reported of which seven demonstrated statistically significant efficacy. Phase 2 clinical trials in multiple other surgery types are ongoing and are expected to report during 2008 and 2009.

•
Shire is currently undertaking a comprehensive assessment of all results produced with JUVISTA to date and plans to seek external regulatory and other expert advice before confirming its path forward for JUVISTA in the United States and other potential markets.

HGT 2310 – Hunter syndrome with significant central nervous system symptoms

•
Following the acceptance by the FDA in January 2008 of Shire’s Investigational New Drug (“IND”) application for idursulfase-IT, HGT 2310 (formerly referred to as ELAPRASE for Hunter syndrome patients with significant central nervous system symptoms - “Hunter CNS”), the Company is now in the process of planning clinical trials.

Business Highlights

Sale of non-core assets

•
During Q1 2008, Shire completed the sale of a minority equity investment in Questcor Pharmaceuticals Inc. and disposed of certain hormone replacement therapy products, recognizing gains of $9.4 million and $5.0 million respectively, for a total cash consideration of $15.3 million.

Expansion in Massachusetts

•
Shire Human Genetic Therapies (“HGT”) announced on February 14, 2008, that the Company will invest approximately $400 million over four years through 2011 to expand its Lexington, Massachusetts campus, making Lexington the global center for HGTs research, development, and production. This will result in the creation of an estimated 680 additional full-time jobs over the next eight years, doubling the existing full time workforce.

Recent developments

VYVANSE approved to treat ADHD in adults

•	On April 23, 2008 Shire announced that the FDA had approved the adult indication for VYVANSE, making it the first and only once-daily prodrug stimulant approved to treat adults with ADHD.

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Shire acquires clinical candidate, arylsulfatase–A, for Metachromatic Leukodystrophy

•
On April 24, 2008 Shire announced that it acquired from Zymenex A/S (“Zymenex”) the global rights to the clinical candidate arylsulfatase-A (“ASA”), currently known as METAZYM™, being investigated for the treatment of Metachromatic Leukodystrophy (“MLD”).  MLD is caused by a deficiency in the enzyme ASA which causes an excess concentration of sufatide in cells and an ensuing breakdown of myelin. There are approximately 2,000 MLD patients in developed world markets.

•
The newly acquired ASA product has completed a Phase 1b clinical trial in 12 MLD patients in Europe and an extension to this study is ongoing.  The product has received US FDA approval for its IND application to initiate a Phase 2 clinical trial and has been granted Orphan Drug designation in the US and in the EU.  Shire will make a payment of US$135 million to Zymenex (which will be substantially expensed to Research & Development (“R&D”)) for the acquisition of global rights to the product upon completion of the transaction, which is conditional upon the receipt of customary consents.  Subsequent to closing no royalties or future milestone payments will be due from Shire to Zymenex.

DAYTRANA

•
Some patients and caregivers continue to have difficulty removing the release liner of some DAYTRANA patches, similar to the concerns which led to a voluntary market withdrawal of a limited number of DAYTRANA patches in September 2007.  Shire and Noven continue to review and monitor release liner complaints and the manufacturing process to determine whether modifications to the product or process can improve the long term ease of use.  There is no assurance that there will be a satisfactory resolution to this issue.

FOSRENOL

•
Effective April 16, 2008 Shire and Abbott Laboratories Inc. mutually agreed to terminate their Co-Promotion Agreement for FOSRENOL in the United States.  Shire will continue to promote FOSRENOL on its own in the United States and throughout Europe.

A new UK listed holding company

•
On April 15, 2008 Shire announced a proposed Court sanctioned scheme of arrangement (“Scheme”) relating to the corporate structure and organisation of Shire, including the creation of a new London Stock Exchange (“LSE”) listed, Jersey incorporated, and Irish tax resident holding company for the group, which is to be called Shire Limited.  On April 16, 2008 a circular describing the Scheme was posted to Shire ordinary shareholders and a prospectus in relation to Shire Limited was also published.  Both documents are available on Shire’s website.

•
Through a series of transactions over the last ten years, Shire’s business has been transformed, from a primarily UK business to an international business, with the vast majority of its revenues generated from outside the UK.  Shire has concluded that its business and its shareholders would be better served by having an international holding company with a group structure that is designed to help protect Shire’s taxation position, and better facilitate Shire’s financial management.  Shire believes that the most appropriate structure is for a new group parent company to be tax-resident in the Republic of Ireland.

•
It is intended that Shire Limited will be listed on the LSE in Shire’s place and Shire Limited ADSs will be traded on NASDAQ in place of the Shire ADSs.  The proposal does not involve any payment for the new ordinary shares or ADSs.

•
The Scheme will require the approval of Shire ordinary shareholders at a shareholder meeting convened at the direction of the High Court on May 9, 2008 and also separate approval at an extraordinary general meeting of Shire to be held immediately after the Court meeting.  Under the anticipated timetable, and subject to shareholder and Court approval, the Scheme will become effective on May 23, 2008.

•
Shire Limited will have the same Board and management team as Shire and there will be no substantive changes to corporate governance and investor protection measures.  The proposal will not result in any changes in the day to day conduct of the business or its strategy or dividend policy, nor is it planned that the proposal will result in any job losses or relocation of existing Shire personnel out of the UK.

•	The first annual shareholder meeting of Shire Limited will be scheduled for September 24, 2008.

•	The Company incurred costs associated with the introduction of a new holding company of $5.6 million up to March 31, 2008.

Non-Executive Director

•
On April 24, 2008 Shire announced that Michael Rosenblatt M.D. joined the Shire Board as a Non-Executive Director. Dr Rosenblatt is the Dean of Tufts University School of Medicine, Boston, Massachusetts. He was previously Professor of Medicine at Harvard Medical School and has served in senior research positions at the Beth Israel Deaconess Medical Center in Boston and as Senior Vice President for Research at Merck Sharp & Dohme Research Laboratories where he headed a worldwide development team.

Board succession changes

•
The Company confirms that the succession changes announced in December 2007, whereby Matthew Emmens will succeed Dr James H Cavanaugh as the Company's non executive Chairman and Angus Russell will succeed Mr Emmens as the Company's Chief Executive, will take place with effect from June 18, 2008. At this time David Kappler will become Deputy Chairman in addition to his role as Senior Independent Director. Dr Cavanaugh will retire from the Board on June 18, 2008.

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Q1 2008 Unaudited Results

	Q1 2008			Q1 2007
	US GAAP $M	Adjustments $M	Non GAAP(1) $M	US GAAP $M	Adjustments $M	Non GAAP(1) $M
	_______	_________	__________	_______	__________	__________
Revenues	702.2	-	702.2	528.2	-	528.2
Operating income	163.0	28.8	191.8	141.2	15.3	156.5
Net income	128.6	11.0	139.6	112.7	11.2	123.9
Diluted earnings per:
Ordinary share	22.7c	1.9c	24.6c	21.3c	2.1c	23.4c
ADS	68.1c	5.7c	73.8c	63.9c	6.3c	70.2c

Note: Average exchange rates for Q1 2008 and Q1 2007 were $1.98:£1.00 and $1.95:£1.00, respectively.

(1)
Non GAAP operating income, Non GAAP net income, Non GAAP diluted earnings per ordinary share and Non GAAP diluted earnings per ADS exclude intangible asset amortization charges and other items as described on page 7.  For an explanation of why Shire's management believes that these non GAAP financial measures are useful to investors, see page 7.  For a reconciliation of these non GAAP financial measures to the most directly comparable financial measures prepared in accordance with US GAAP, see pages 24-25.

2008 Outlook

R&D pipeline and new product launches in the next two years

Subject to obtaining relevant regulatory/governmental approvals, the following product launches are planned over the next two years:

•	MEZAVANT in the EU during 2008;

•	VYVANSE for use in adult patients in the US in Q2 2008;

•	DAYTRANA in the EU during H1 2009;

•	INTUNIV in the US during H2 2009; and

•	FOSRENOL in the pre-dialysis Chronic Kidney Disease (“CKD”) market in the US during 2009.

2008 Financial Outlook

We reaffirm the previous guidance given as part of the 2007 year-end results as follows:

We expect 2008 total revenue growth to be in the mid to high teens range. Based on existing prescription trends and recently received approval for the adult indication, we currently expect VYVANSE sales to be at the lower end of the previously stated range of $350 to $400 million.

Costs are estimated as follows:

•
Phase 3(b) and Phase 4 studies to support existing launches in the Specialty Pharmaceuticals (“Specialty”) business and new product development in both the Specialty and HGT businesses will result in R&D spend for 2008 in the range of $465 to $490 million;

•	Existing and planned launches will require additional advertising and promotional spend resulting in Selling, General & Administration (“SG&A”) costs for 2008 in the range of $1,125 to $1,165 million;

•
Business expansion including new and enlarged manufacturing and research facilities for HGT, the enlargement of other facilities and the global roll out of new and upgraded IT infrastructures, will see a significant cash investment in capital projects in 2008 in the range of $320 to $350 million (2007: $110 million);

•	Due to the higher capital expenditure, the depreciation charge for 2008 is expected to increase by approximately 50% compared to 2007 (2007: $59 million);

•	The effective tax rate on non GAAP income for 2008 is expected to be approximately 23%; and

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•
Fully diluted share capital (inclusive of options and convertible bonds) is expected to be approximately 590 million shares, with $13 million of convertible bond interest (after tax) expected to be added back to non GAAP net income for the purpose of calculating fully diluted EPS.

For 2008, Shire will report its non GAAP earnings based on net income adjusted for the following items, all of which are excluded from the financial outlook for the full year as stated above:

•
Intangible asset amortization charges, which are expected to rise approximately 25% over the 2007 charge of $95 million primarily due to a full year’s amortization of the VYVANSE pediatric intangible asset;

•	Gains on the sale of non-core assets of $43 million (previous guidance: $29 million);

•	Upfront payments and milestones in respect of in-licensed and acquired products, including the payment to Zymenex for METAZYM of $135 million; and

•	Costs associated with the introduction of a new holding company.

In contrast to 2007, no adjustment will be made to exclude the FAS123R charge from non GAAP earnings in 2008.  The non GAAP earnings for 2007 have therefore been recalculated to include the impact of the share based compensation charge which had previously been excluded.

For further information please contact:

Investor Relations	Cléa Rosenfeld (Rest of the World)	+44 1256 894 160

	Eric Rojas (North America)	+1 484 595 8252

Media	Jessica Mann (Rest of the World)	+44 1256 894 280

	Matthew Cabrey (North America)	+1 484 595 8248

Dial in details for the live conference call for investors 14:00 BST/09:00 EDT on  April 25, 2008:

UK and International dial in: +44 (0)2030234496

US dial in: 1 8669665335

Password/Conf ID: Shire

Webcast:
http://www.shire.com/shire/InvestorRelations/showevent.jsp?tn=2&m1=33&m2=&event=66

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Notes to editors

SHIRE PLC

Shire’s strategic goal is to become the leading specialty biopharmaceutical company that focuses on meeting the needs of the specialist physician.  Shire focuses its business on attention deficit and hyperactivity disorder (ADHD), human genetic therapies (HGT), gastrointestinal (GI) and renal diseases. The structure is sufficiently flexible to allow Shire to target new therapeutic areas to the extent opportunities arise through acquisitions.  Shire’s in-licensing, merger and acquisition efforts are focused on products in specialist markets with strong intellectual property protection and global rights.  Shire believes that a carefully selected and balanced portfolio of products with strategically aligned and relatively small-scale sales forces will deliver strong results.

For further information on Shire, please visit the Company’s website: www.shire.com

THE “SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Statements included herein that are not historical facts are forward-looking statements. Such forward-looking statements involve a number of risks and uncertainties and are subject to change at any time. In the event such risks or uncertainties materialize, Shire’s results could be materially affected. The risks and uncertainties include, but are not limited to, risks associated with: the inherent uncertainty of pharmaceutical research; product development including, but not limited to, the successful development of JUVISTA® (Human TGFβ3) and velaglucerase alfa (GA-GCB); manufacturing and commercialization including, but not limited to, the establishment in the market of VYVANSE™(lisdexamfetamine dimesylate) (Attention Deficit and Hyperactivity Disorder (“ADHD”)); the impact of competitive products including, but not limited to, the impact of those on Shire’s ADHD franchise; patents including, but not limited to, legal challenges relating to Shire’s ADHD franchise; government regulation and approval including, but not limited to, the expected product approval date of INTUNIV™ (guanfacine extended release) (ADHD); Shire’s ability to secure new products for commercialization and/or development; and other risks and uncertainties detailed from time to time in Shire plc’s filings with the Securities and Exchange Commission, particularly Shire plc’s Annual Report on Form 10-K for the year ended December 31, 2007.

Non GAAP Measures

This press release contains financial measures not prepared in accordance with US GAAP.  These measures are referred to as “non GAAP” measures and include Non GAAP operating income, Non GAAP net income, Non GAAP diluted earnings per ordinary share, Non GAAP diluted earnings per ADS and effective tax rate on Non GAAP income.  These non GAAP measures exclude the effect of certain cash and non-cash items, both recurring and non-recurring, that Shire's management believes are not related to the core performance of Shire’s business.

These non GAAP financial measures are used by Shire’s management to make operating decisions because they facilitate internal comparisons of the Company’s performance to historical results and to competitors’ results.  These measures are also considered by Shire’s Remuneration Committee in assessing the performance and compensation of employees, including its executive directors.

The non GAAP measures are presented in this press release as the Company's management believe that they will provide investors with a means of evaluating, and an understanding of how Shire’s management evaluates, the Company’s performance and results on a comparable basis that is not otherwise apparent on a US GAAP basis, since many one-time, infrequent or non-cash items that the Company’s management believe are not indicative of the core performance of the business may not be excluded when preparing financial measures under US GAAP.

These non GAAP measures should not be considered in isolation from, as substitutes for, or superior to financial measures prepared in accordance with US GAAP.

Interim Management Statement

This report is to be taken as fulfilling the requirements of the Interim Management Statement as required by the UK’s Financial Services Authority’s Disclosure and Transparency Rules.

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The following are trademarks either owned or licensed by Shire plc or companies within the Shire Group which are the subject of trademark registrations in certain territories:

Shire Product	Active ingredient
ADDERALL XR®	(mixed salts of a single-entity amphetamine)
AMIGAL	(migalastat hydrochloride) (trademark of Amicus Therapeutics (“Amicus”))
CALCICHEW® range	(calcium carbonate with or without vitamin D3)
CARBATROL®	(carbamazepine - extended-release capsules)
COMBIVIR	(lamivudine) (trademark of GlaxoSmithKline (“GSK”))
DAYTRANA™	(methylphenidate transdermal system)
DYNEPO	(epoetin delta) (trademark of Sanofi-Aventis)
ELAPRASE®	(idursulfase)
EPIVIR	(lamivudine) (trademark of GSK)
EPZICOM/KIVEXA (EPZICOM)	(lamivudine) (trademark of GSK)
FOSRENOL®	(lanthanum carbonate)
GENE-ACTIVATED®
INTUNIV™	(guanfacine – extended release)
JUVISTA	(human TGFβ3) (trademark of Renovo)
LIALDA™	(mesalamine)
METAZYM™	(amysulfatase - A)
MEZAVANT®	(mesalazine)
PENTASA	(mesalamine) (trademark of Ferring)
PLICERA	(isofagomine tartrate) (trademark of Amicus)
RAZADYNE	(galantamine) (trademark of Johnson & Johnson (“J&J”))
RAZADYNE ER	(galantamine) (trademark of J&J)
REMINYL®	(galantamine hydrobromide) (UK and Republic of Ireland)
REMINYL	(galantamine) (trademark of J&J, excluding UK and Republic of Ireland)
REMINYL XL™	(galantamine hydrobromide) (UK and Republic of Ireland)
REMINYL XL	(galantamine) (trademark of J&J, excluding UK and Republic of Ireland)
REPLAGAL®	(agalsidase alfa)
SEASONIQUE	(trademark of Barr Laboratories)
VYVANSE™	(lisdexamfetamine dimesylate)
XAGRID®	(anagrelide hydrochloride)

The following are trademarks of third parties referred to in this press release:

Shire Product	Active ingredient	Trademark of
3TC	(lamivudine)	GSK
ZEFFIX	(lamivudine)	GSK

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OVERVIEW OF US GAAP FINANCIAL RESULTS

1.           Introduction

Summary of Q1 2008

Revenues from operations for the three months to March 31, 2008 increased by 33% to $702.2 million (2007: $528.2 million).

Operating income for the three months to March 31, 2008 was $163.0 million (2007: $141.2 million).  The increase was primarily due to increased product sales in 2008 compared to 2007 partially offset by higher operating expenses as the Company increased its investment in its R&D projects and product launches.

Cash inflow from operating activities for the three months to March 31, 2008 decreased by 35% to $65.7 million (2007: $101.4 million).  This decrease was primarily as a result of increased tax payments, and payments in respect of the 2003 TKT class action law suit during the three months to March 31, 2008.

Cash, cash equivalents and restricted cash at March 31, 2008 totaled $825.1 million (December 31, 2007: $802.0 million).  The increase of $23.1 million was less than the cash inflows from operating activities primarily due to the purchase of property, plant and equipment and payments to acquire shares by the Employee Share Ownership Trust (“ESOT”), partially offset by proceeds from the sale of non-core assets.

2.           Product sales

For the three months to March 31, 2008 product sales increased by 37% to $631.7 million (2007: $461.5 million) and represented 90% of total revenues (2007: 87%).

Product Highlights

Product	Sales $M	Sales Growth (2)	US Rx Growth (1) (2)	US Average Market Share(1)
Specialty Pharmaceuticals
ADDERALL XR	261.5	5%	-5%	23.7%
VYVANSE	54.4	n/a	n/a	6.1%
DAYTRANA	20.3	71%	-5%	2.0%
LIALDA / MEZAVANT	27.2	n/a	n/a	9.1%
PENTASA	44.2	1%	-1%	17.0%
FOSRENOL	36.2	59%	-6%	8.2%
DYNEPO	6.7	n/a	n/a	n/a
XAGRID	18.7	29%	n/a	n/a

Human Genetic Therapies
ELAPRASE	71.5	169%	n/a	n/a
REPLAGAL	42.5	31%	n/a	n/a

(1)
Product specific prescription data is provided by IMS Health (“IMS”), a leading global provider of business intelligence for the pharmaceutical and healthcare industries.  All other US market share data stated in the text below is also provided by IMS.

(2)	Compared to Q1 2007.

Specialty Pharmaceuticals

ADDERALL XR – ADHD

ADDERALL XR is the leading brand in the US ADHD market.  As a result of the launch of VYVANSE in July 2007 ADDERALL XR’s average share of the US ADHD market for Q1 2008 fell to 23.7% (2007: 26.3%).  US prescriptions for ADDERALL XR for the period to March 31, 2008 decreased by 5% compared to the same period in 2007 due to a 10% decrease in average market share offset by 6% growth in the US ADHD market.

Sales of ADDERALL XR for the three months to March 31, 2008 were $261.5 million, an increase of 5% compared to the same period in 2007 (2007: $249.1 million).  Product sales grew despite the decline in US prescriptions primarily due to a price increase in October 2007.

Litigation proceedings concerning Shire’s ADDERALL XR patents are ongoing.  Further information on this litigation can be found in our filings with the US Securities and Exchange Commission (“SEC”), including our Annual Report on Form 10-K for the year to December 31, 2007.

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VYVANSE – ADHD

VYVANSE was launched in the US market in July 2007.  For the three months to March 31, 2008 VYVANSE’s average market share was 6.1% of the US ADHD market, with prescription demand increasing 36% compared to Q4 2007. Product sales for the three months to March 31, 2008 were $54.4 million (2007: $nil).  This compares to sales of $65.9 million in Q4 2007 which included both deferred launch sales and significant wholesaler restocking.

DAYTRANA – ADHD

Product sales for the three months to March 31, 2008 were $20.3 million (2007: $11.9 million).  Prescriptions reduced by 5% from last year due to a reduction in DAYTRANA’s average share of the US ADHD market from 2.2% in Q1 2007 to 2.0% in 2008 following the launch of VYVANSE.

Despite the decrease in prescriptions compared to 2007, sales of DAYTRANA grew 71% due to lower sales deductions (primarily lower coupon deductions compared to 2007 which were impacted by launch coupon programs) and a price increase on January 1, 2008.

The addition of VYVANSE combined with ADDERALL XR and DAYTRANA’s market share helped Shire grow its total average share of the US ADHD market to 31.8% for the three months to March 31, 2008 (2007: 28.5%).  Shire has the leading portfolio of products in the US ADHD market.

LIALDA/MEZAVANT – Ulcerative colitis

Shire launched LIALDA in the US oral mesalamine prescription market in March 2007, and during the three months to March 31, 2008 LIALDA reached an average market share of 9.1%.  LIALDA’s product sales in the US for the three months to March 31, 2008 were $26.7 million (2007: $nil). This compares to sales of $29.0 million in Q4 2007 which included both deferred launch sales and significant wholesaler restocking.

Sales of MEZAVANT outside the US for the three months ended March 31, 2008 were $0.5 million (2007: $nil). The product was launched as MEZAVANT XL in the UK in November 2007 and as MEZAVANT in Canada and Germany in January and February 2008, respectively. Shire launched MEZAVANT XL in Ireland in April 2008 and further launches are planned in the EU during 2008, subject to the successful conclusion of pricing and reimbursement negotiations.

PENTASA – Ulcerative colitis

Sales of PENTASA for the three months to March 31, 2008 were $44.2 million, an increase of 1% compared to the same period in 2007 (2007: $43.8 million).  Sales grew despite a decrease in prescriptions due to the impact of a price increase in August 2007.

US prescriptions for the three months to March 31, 2008 were down 1% compared to the same period in 2007 primarily due to a 4% decrease in PENTASA’s US average market share from 17.7% in 2007 to 17.0% in 2008, offset by a 3% increase in the US oral mesalamine market.

Since the launch of LIALDA in March 2007, PENTASA and LIALDA’s combined average market share of the US oral mesalamine market grew to 26.1% for the three months to March 31, 2008, up from 17.8% and 21.1% for the corresponding period to March 31, 2007 and December 31, 2007, respectively.

FOSRENOL – Hyperphosphatemia

FOSRENOL has been launched in 25 countries and global sales totaled $36.2 million for the three months to March 31, 2008 (2007: $22.8 million).  Outside the US, FOSRENOL has now been launched in Germany, France, UK, Italy and Spain (in January 2008) and a number of other countries.  Sales of FOSRENOL outside the US for the three months ended March 31, 2008 were $15.6 million (2007: $6.5 million).

US sales of FOSRENOL for the three months to March 31, 2008 were up 26% to $20.6 million compared to the same period in 2007 (2007: $16.3 million).  FOSRENOL’s average market share of the US phosphate binder market decreased to 8.2% for the three months to March 31, 2008 (2007: 8.7%).  Product sales increased despite the decline in US average market share due to price increases in October 2007 and February 2008.

10

DYNEPO – Anemia associated with Chronic Kidney Disease (“CKD”)

DYNEPO was launched in the UK, Germany, France, Italy and the Republic of Ireland in 2007. Product sales for the three months to March 31, 2008 were $6.7 million (2007: $nil).

XAGRID – Thrombocythemia

Sales for the three months to March 31, 2008 were $18.7 million, an increase of 29% compared to the same period in 2007 (2007: $14.5 million).  Expressed in transaction currencies (XAGRID is primarily sold in Euros and Pounds Sterling), sales increased by 18% due to growth in many of Shire’s existing markets, with exchange rate movements against the US dollar accounting for the remaining 11% increase.

Human Genetic Therapies

ELAPRASE – Hunter syndrome

Sales for the three months to March 31, 2008 were $71.5 million, an increase of 169% compared to the same period in 2007 (2007: $26.6 million).  Sales growth continues to be driven by increased revenues in the US and EU markets together with growth in new markets in Latin America and Japan.  The product is now approved for marketing and commercial distribution in 39 countries.

REPLAGAL – Fabry disease

Sales for the three months to March 31, 2008 were $42.5 million, an increase of 31% compared to the same period in 2007 (2007: $32.5 million).  Expressed in transaction currencies (REPLAGAL is primarily sold in Euros and Pounds Sterling) sales increased by 19% primarily due to higher unit sales in Europe and Canada as the Company continues to identify new patients. Exchange rate movements against the US dollar accounted for the remaining 12% increase in sales.

11

3.	Royalties

Royalty revenue increased by 9% to $65.1 million for the three months to March 31, 2008 (2007: $59.5 million).  The following table provides an analysis of Shire’s royalty income:

Royalty Highlights

Product	Royalties to Shire $M	Royalty Growth(1) %
3TC	37.3	5%(2)
ZEFFIX	10.4	14%(3)
Other	17.4	17%
Total	65.1	9%

(1)  Compared with Q1 2007.

(2) Includes favorable foreign exchange movements of 7%

(3) Includes favorable foreign exchange movements of 13%

3TC – HIV infection and AIDS

Shire receives royalties from GSK on worldwide 3TC sales.  Royalties from sales of 3TC for the three months to March 31, 2008 were $37.3 million, comparable to the same period in 2007 (2007: $35.5 million). Excluding favorable foreign exchange movements of 7%, there has been a decline of 2% compared to the same period in 2007. While the nucleoside analogue market for HIV has continued to grow, competitive pressures from new products and entrants to the market have increased, leading to a decline in 3TC sales.

ZEFFIX – Chronic hepatitis B infection

Shire receives royalties from GSK on worldwide ZEFFIX sales.  Royalties from sales of ZEFFIX for the three months to March 31, 2008 were $10.4 million, an increase of 14% compared to the same period in 2007 (2007: $9.1 million). The impact of foreign exchange movements has contributed 13% to the reported growth; excluding favorable foreign exchange movements there has been a marginal increase of 1% compared to the same period in 2007.

OTHER

Other royalties are primarily in respect of REMINYL and REMINYL XL (known as RAZADYNE and RAZADYNE ER in the US), a product marketed worldwide (excluding the UK and the Republic of Ireland) by Janssen Pharmaceutical N.V. (“Janssen”), an affiliate of Johnson & Johnson.  Shire has the exclusive marketing rights in the UK and the Republic of Ireland.

Sales of the REMINYL/RAZADYNE range, for the symptomatic treatment of mild to moderately severe dementia of the Alzheimer’s type, continue to grow.

Litigation proceedings relating to 3TC, COMBIVIR, EPIVIR, EPZICOM, RAZADYNE, RAZADYNE ER, REMINYL, REMINYL XL and ZEFFIX are ongoing. Further information on these litigations can be found in our filings with the SEC, including our Annual Report on Form 10-K for the year to December 31, 2007.

12

4.	Financial details

Cost of product sales

The cost of product sales increased by 38% to $90.3 million for the three months to March 31, 2008 (14% of product sales), up from $65.3 million in the corresponding period in 2007 (2007: 14% of product sales).  The increase in cost of product sales is in line with the growth in product sales of 37%.

Research and development (“R&D”)

R&D expenditure increased to $119.1 million for the three months to March 31, 2008 (19% of product sales), up from $79.0 million in the corresponding period in 2007 (2007: 17% of product sales).  Contributing to the increased R&D expenditure in the first quarter of 2008 over 2007 were projects in-licensed during the second half of 2007 including JUVISTA, PLICERA and AMIGAL together with Phase 3(b) and Phase 4 studies to support new product launches.

Selling, general and administrative (“SG&A”)

SG&A expenses increased by 37% to $293.0 million for the three months to March 31, 2008 from $213.8 million in the corresponding period in 2007.  This increase was in line with the increase in product sales of 37%.

The increase in SG&A expenses included the impact of the following:

•	An increase in the ADHD sales force to promote VYVANSE;

•	The cost of the new GI sales force in the US;

•	The advertising, promotional and marketing spend to support the launches of VYVANSE and LIALDA; and

•	Costs of $5.6 million incurred during the quarter associated with the introduction of a new holding company.

Depreciation and amortization

The depreciation charge for the three months to March 31, 2008 was $13.6 million (2007: $13.6 million).    The amortization charge for the three months to March 31, 2008 was $30.8 million (2007: $15.3 million).   The increased amortization charge is primarily due to the amortization of DYNEPO and VYVANSE intangible assets following the product launches in March 2007 and July 2007 respectively.

Gain on sale of product rights

For the three months to March 31, 2008 Shire recognized gains of $7.6 million (2007: $nil) on the sale of non-core products rights.

Shire realized a gain of $5.0 million from the sale of certain hormone replacement therapy products to Meda AB and also recognized, in the first quarter of 2008, $2.6 million of gains deferred at December 31, 2007 resulting from the sale of other non-core products during 2007.

Interest income

For the three months to March 31, 2008 Shire received interest income of $12.7 million (2007: $19.8 million).  Interest income primarily relates to interest received on cash and cash equivalents.  Interest income for the three months to March 31, 2008 is lower than the same period in 2007 due to lower average cash and cash equivalent balances and lower average US Dollar interest rates.

13

Interest expense

For the three months to March 31, 2008 the Company incurred interest expense of $17.3 million (2007: $7.8 million).   The increase in interest expense compared to the same period in 2007 mainly relates to Shire’s $1,100 million principal amount 2.75% convertible bonds which were issued in May 2007.

In both three month periods to March 31, 2008 and 2007 interest expense includes a provision for interest, which may be awarded by the Court in respect of amounts due to those ex-Transkaryotic Therapies, Inc. (“TKT”) shareholders who have requested appraisal of the acquisition consideration payable for their TKT shares.  The trial date of May 12, 2008 has been postponed and no new trial date has been set.  Further information on this litigation can be found in our filings with the SEC, including our Annual Report on Form 10-K for the year to December 31, 2007.

Other income

Other income includes a gain of $9.4 million arising from the sale of Shire’s minority equity investment in Questcor Pharmaceuticals Inc., a specialty pharmaceutical company focused on providing prescription drugs for central nervous system (CNS) disorders.  The disposal generated cash consideration of $10.3 million.

Taxation

The effective rate of tax for the three months to March 31, 2008 was 26% (2007: 27%).  Excluding the tax effect of items excluded from non GAAP income as outlined on pages 24-25, the effective rate of tax on non GAAP income is 28% (2007: 27%). Shire reaffirms its previous guidance (issued as part of the 2007 year end results) that the full year effective tax rate on non GAAP income is expected to be approximately 23% (2007: 21%).

Equity in earnings of equity method investees

Net earnings of equity method investees of $1.6 million were recorded for the three months to March 31, 2008 (2007: $0.5 million).  This comprised earnings of $1.3 million from the 50% share of the anti-viral commercialization partnership with GSK in Canada (2007: $1.5 million) and $0.3 million being the Company’s share of profits in the GeneChem, AgeChem and EGS Funds (2007: loss $1.0 million).

14

FINANCIAL INFORMATION

15

Unaudited US GAAP results for the three months to March 31, 2008
Consolidated Balance Sheets

	March 31, 2008 $M	December 31, 2007 $M
ASSETS
Current assets:
Cash and cash equivalents	790.6	762.5
Restricted cash	34.5	39.5
Accounts receivable, net	492.6	441.5
Inventories, net	179.5	174.1
Assets held for sale	10.4	10.6
Deferred tax asset	125.4	143.3
Prepaid expenses and other current assets	106.1	125.3
Total current assets	1,739.1	1,696.8

Non current assets:
Investments	68.4	110.2
Property, plant and equipment, net	380.4	368.6
Goodwill	221.9	219.4
Other intangible assets, net	1,743.6	1,764.5
Deferred tax asset	143.4	143.7
Other non-current assets	25.3	26.9
Total assets	4,322.1	4,330.1

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued expenses	601.7	674.2
Deferred tax liability	11.3	11.3
Liability to dissenting shareholders	486.8	480.2
Other current liabilities	59.3	96.5
Total current liabilities	1,159.1	1,262.2

Non-current liabilities:
Convertible bonds	1,100.0	1,100.0
Other long term debt	33.4	32.9
Deferred tax liability	344.7	332.4
Other non-current liabilities	371.3	375.6
Total non-current liabilities	1,849.4	1,840.9

Total liabilities	3,008.5	3,103.1

16

Unaudited US GAAP results for the three months to March 31, 2008
Consolidated Balance Sheets (continued)

	March 31, 2008 $M	December 31, 2007 $M

Shareholders’ equity:
Common stock of 5p par value; 750.0 million shares authorized; and 559.4 million shares issued and outstanding (2007: 750.0 million shares authorized; and 556.8 million shares issued and outstanding)	48.8	48.7
Exchangeable shares: nil shares issued and outstanding (2007: 0.7 million)	-	33.6
Treasury stock	(313.9)	(280.8)
Additional paid-in capital	2,557.8	2,509.9
Accumulated other comprehensive income	32.4	55.7
Accumulated deficit	(1,011.5)	(1,140.1)
Total shareholders’ equity	1,313.6	1,227.0

Total liabilities and shareholders’ equity	4,322.1	4,330.1

17

Unaudited US GAAP results for the three months to March 31, 2008
Consolidated Statements of Operations

3 months to March 31,	2008 $M	2007 $M
Revenues:
Product sales	631.7	461.5
Royalties	65.1	59.5
Other revenues	5.4	7.2
Total revenues	702.2	528.2

Costs and expenses:
Cost of product sales(1) (2)	90.3	65.3
Research and development(2)	119.1	79.0
Selling, general and administrative	293.0	213.8
Depreciation and amortization(1)	44.4	28.9
Gain on sale of product rights	(7.6)	-
Total operating expenses	539.2	387.0

Operating income	163.0	141.2

Interest income	12.7	19.8
Interest expense	(17.3)	(7.8)
Other income, net	12.7	0.5
Total other income, net	8.1	12.5

Income before income taxes and equity in earnings of equity method investees	171.1	153.7

Income taxes	(44.1)	(41.5)
Equity in earnings of equity method investees, net of taxes	1.6	0.5
Net income	128.6	112.7

(1)
Cost of product sales does not include amortization of intangible assets relating to intellectual property rights acquired, which is included in Depreciation and amortization.  Amortization of intangible assets relating to favorable manufacturing contracts is recorded in Cost of product sales.

(2)
Costs, predominantly relating to manufacturing set-up costs for new products, of $1.8 million for the three months to March 31, 2007, have been reclassified from Research and development to Cost of product sales.

18

Unaudited US GAAP results for the three months to March 31, 2008
Consolidated Statements of Operations (continued)

3 months to March 31,	2008	2007

Earnings per ordinary share - basic	23.6c	21.6c

Earnings per ordinary share - diluted	22.7c	21.3c

Earnings per ADS - diluted	68.1c	63.9c

Weighted average number of shares:
	Millions	Millions
Basic	545.1	522.6

Diluted	581.5	529.7

19

Unaudited US GAAP results for the three months to March 31, 2008
Consolidated Statements of Cash Flows

3 months to March 31,	2008 $M	2007 $M
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	128.6	112.7
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization:
- in cost of product sales	3.0	1.3
- in other costs and expenses	44.4	28.9
Share based compensation	16.3	10.6
Amortization of deferred financing charges	1.3	-
Interest on building financing obligation	1.2	-
Write down of long-term assets	-	0.3
(Gain)/Loss on sale of long-term assets	(9.4)	0.1
Gain on sale of product rights	(7.6)	-
Movement in deferred taxes	33.8	13.7
Equity in earnings of equity method investees	(1.6)	(0.5)
Changes in operating assets and liabilities, net of acquisitions:
Increase in accounts receivable	(50.4)	(78.1)
Increase in sales deduction accrual	7.9	29.7
Increase in inventory	(9.1)	(13.4)
Decrease/(Increase) in prepayments and other current assets	20.5	(13.8)
Decrease/(Increase) in other assets	0.3	(9.1)
Decrease in accounts and notes payable and other liabilities	(117.1)	(17.5)
Increase in deferred revenue	3.6	36.5
Net cash provided by operating activities(A)	65.7	101.4

20

Unaudited US GAAP results for the three months to March 31, 2008
Consolidated Statements of Cash Flows

3 months to March 31,	2008 $M	2007 $M
CASH FLOWS FROM INVESTING ACTIVITIES:
Movements in restricted cash	5.0	(0.4)
Expenses related to acquisition of New River Pharmaceuticals Inc.	-	(3.1)
Purchases of long-term investments	(1.0)	(2.1)
Purchases of property, plant and equipment	(27.8)	(17.9)
Purchases of intangible assets	-	(28.2)
Proceeds from disposal of long-term assets	10.3	-
Proceeds from disposal of property, plant and equipment	0.1	-
Proceeds/deposits received from sale of product rights	5.0	7.0
Returns from equity investments	-	1.2
Net cash used in investing activities(B)	(8.4)	(43.5)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payment of debt arrangement and issuance costs	-	(2.9)
Payment under building financing obligation	(0.2)	-
Proceeds from exercise of options	0.3	22.3
Proceeds from issue of common stock, net	-	878.3
Proceeds from exercise of warrants	-	7.0
Payments to acquire shares by employee share ownership trust (“ESOT”)	(33.1)	(44.3)
Net cash (used in)/provided by financing activities(C)	(33.0)	860.4
Effect of foreign exchange rate changes on cash and cash equivalents (D)	3.8	1.0

Net increase in cash and cash equivalents(A) +(B) +(C) +(D)	28.1	919.3
Cash and cash equivalents at beginning of period	762.5	1,126.9
Cash and cash equivalents at end of period	790.6	2,046.2

21

Unaudited US GAAP results for the three months to March 31, 2008
Selected Notes to the US GAAP Financial Statements

(1)	Earnings per share

3 months to March 31,	2008 $M	2007 $M

Net income	128.6	112.7

Numerator for basic EPS	128.6	112.7
Interest on convertible bonds, net of tax	3.4	-

Numerator for diluted EPS	132.0	112.7

Weighted average number of shares:	Million	Million

Basic (1)	545.1	522.6
Effect of dilutive shares:
Stock based awards to employees(2)	3.7	6.4
Warrants(2)	-	0.7
Convertible bonds 2.75% due 2014(3)	32.7	-

Diluted	581.5	529.7

(1) Excludes shares purchased by the ESOT and presented by the Company as treasury stock.
(2) Calculated using the treasury stock method.
(3) Calculated using the ”if-converted” method.

The share equivalents not included in the above calculation of the diluted weighted average number of shares are shown below:

3 months to March 31,	2008	2007
	No. of shares Millions(1)	No. of shares Millions(1)
Stock options out of the money	12.4	10.3

(1)
For the three months ended March 31, 2008 and the three months ended March 31, 2007, certain stock options have been excluded from the calculation of diluted EPS because their exercise prices exceeded Shire plc’s average share price during the calculation period.

22

Unaudited US GAAP results for the three months to March 31, 2008
Selected Notes to the US GAAP Financial Statements (continued)

(2) Analysis of revenues

3 months to March 31,	2008	2007	2008	2008
				% of total
	$M	$M	% change	revenue
Net product sales:
Specialty Pharmaceuticals (“Specialty”)
ADHD
ADDERALL XR	261.5	249.1	5%	37%
VYVANSE	54.4	-	-	8%
DAYTRANA	20.3	11.9	71%	3%
	336.2	261.0	29%	48%
GI
PENTASA	44.2	43.8	1%	6%
LIALDA / MEZAVANT	27.2	-	-	4%
	71.4	43.8	63%	10%
Renal
FOSRENOL	36.2	22.8	59%	5%
DYNEPO	6.7	-	-	1%
	42.9	22.8	88%	6%
General products
CALCICHEW	13.6	12.1	12%	2%
CARBATROL	17.9	15.5	15%	3%
REMINYL/REMINYL XL	8.3	7.0	19%	1%
XAGRID	18.7	14.5	29%	3%
	58.5	49.1	19%	7%

Other product sales	8.7	25.7	-66%	3%
Total Specialty product sales	517.7	402.4	29%	74%

Human Genetic Therapies (“HGT”)
REPLAGAL	42.5	32.5	31%	6%
ELAPRASE	71.5	26.6	169%	10%
Total HGT product sales	114.0	59.1	93%	16%
Total product sales	631.7	461.5	37%	90%

Royalty income:
3TC	37.3	35.5	5%	5%
ZEFFIX	10.4	9.1	14%	1%
Other	17.4	14.9	17%	3%
Total	65.1	59.5	9%	9%
Other income	5.4	7.2	-25%	1%
Total Revenue	702.2	528.2	33%	100%

23

Unaudited US GAAP results for the three months to March 31, 2008
Non GAAP reconciliation

	US GAAP			Non GAAP
	3 months to			3 months to
	March 31, 2008	Adjustments		March 31, 2008
	$M	$M		$M

Total revenues	702.2	-		702.2

Costs and expenses:
Cost of product sales	90.3	-		90.3
Research and development	119.1	-		119.1
Selling, general and administrative	293.0	(5.6	)(a)	287.4
Depreciation and amortization	44.4	(30.8	)(b)	13.6
Gain on sale of product rights	(7.6)	7.6	(c)	-

Total operating expenses	539.2	(28.8)		510.4

Operating income	163.0	28.8		191.8

Interest income	12.7	-		12.7
Interest expense	(17.3)	-		(17.3)
Other income, net	12.7	(9.4	)(d)	3.3

Total other income, net	8.1	(9.4)		(1.3)

Income before income taxes and equity in earnings of equity method investees	171.1	19.4		190.5

Income taxes	(44.1)	(8.4	)(e)	(52.5)
Equity in earnings of equity method investees, net of tax	1.6	-		1.6

Net income	128.6	11.0		139.6

Interest on convertible debt, net of tax	3.4	-		3.4

Numerator for diluted EPS from ongoing operations	132.0	11.0		143.0

Weighted average number of shares (millions) - diluted	581.5			581.5
Diluted earnings per ordinary share	22.7c			24.6c
Diluted earnings per ADS	68.1c			73.8c

The following items are included in Adjustments:

a)	Costs associated with the introduction of a new holding company ($5.6 million);

b)	Amortization of intangible assets relating to intellectual property rights acquired ($30.8 million);

c)	Gains on the disposal of non-core product rights ($7.6 million);

d)	Gain on the disposal of a minority equity investment ($9.4 million); and

e)	Tax effect of adjustments outlined as (a) to (d).

24

Unaudited US GAAP results for the three months to March 31, 2007
Non GAAP reconciliation

	US GAAP			Non GAAP(1)
	3 months to			3 months to
	March 31, 2007	Adjustments		March 31, 2007
	$M	$M		$M

Total revenues	528.2	-		528.2

Costs and expenses:
Cost of product sales	65.3	-		65.3
Research and development	79.0	-		79.0
Selling, general and administrative	213.8	-		213.8
Depreciation and amortization	28.9	(15.3	)(a)	13.6

Total operating expenses	387.0	(15.3)		371.7

Operating income	141.2	15.3		156.5

Interest income	19.8	-		19.8
Interest expense	(7.8)	-		(7.8)
Other income, net	0.5	-		0.5

Total other income, net	12.5	-		12.5

Income before income taxes and equity in earnings of equity method investees	153.7	15.3		169.0

Income taxes	(41.5)	(4.1	)(b)	(45.6)
Equity in earnings of equity method investees, net of tax	0.5	-		0.5

Net income	112.7	11.2		123.9

Interest on convertible debt, net of tax	-	-		-
Numerator for diluted EPS from ongoing operations	112.7	11.2		123.9

Weighted average number of shares (millions) - diluted	529.7			529.7
Diluted earnings per ordinary share	21.3c			23.4c
Diluted earnings per ADS	63.9c			70.2c

(1)
Non GAAP earnings for 2007 have been recalculated to include the impact of the share based compensation charge which had previously been excluded.  The impact, net of tax, is a decrease in non GAAP net income of $7.7 million.

The following items are included in Adjustments:

a)	Amortization of intangible assets relating to intellectual property rights acquired ($15.3 million); and

b)	Tax effect of the adjustment outlined above.

25